Exhibit 99.1

Exagen Inc. Elects Tina S. Nova, Ph.D. as Executive Chair of the Board of Directors
January 23, 2023 San Diego, CA
Exagen Inc. (Nasdaq: XGN), a leading provider of autoimmune testing solutions, announced today that Tina S. Nova, Ph.D. has been elected as Executive Chair of the Exagen Board of Directors, effective January 19, 2023. Dr. Nova succeeds Brian Birk, who has served as Chair of the Board of Directors at Exagen since 2018, and who will remain a member of the Board.
Dr. Nova currently serves as President of Veracyte's (Nasdaq: VCYT) U.S. CLIA business where she leads all aspects of the company’s broad menu of diagnostic laboratory tests. She previously held the position of President & CEO of Decipher Biosciences until March 2021, when Veracyte purchased the organization for $600 million. She has held numerous leadership roles in the life science industry, which include CEO of Molecular Stethoscope and SVP & General Manager of Oncology at Illumina. Dr. Nova was the co-founder, President & CEO of Genoptix, which was purchased by Novartis AG for $470 million in 2011. She has also held senior positions with Nanogen, Inc., Ligand Pharmaceuticals, Inc. and Hybritech.
“I am excited to welcome Tina as Executive Chair at Exagen.  Her broad experience with innovative healthcare companies and leadership in growing organizations with proprietary technology will be invaluable to Exagen as we look to expand our position as the premier provider of autoimmune testing solutions,” said John Aballi, President and CEO of Exagen.  “I have had the pleasure of working with Tina for almost 15 years, and I’m thrilled to work closely with her again as we continue to shape the future of Exagen.”
“I am honored to have been elected Executive Chair and I’m excited to take on this additional leadership role at Exagen,” said Dr. Nova. “I also want to thank Brian Birk, who served as the company’s Chair since 2018.  Brian was instrumental in growing the organization into a leader in autoimmune testing and I am pleased that he will remain a member of the Board.”
Dr. Nova currently serves on the Board of Azenta (Nasdaq: AZTA) and previously served on the Board of Directors of Veracyte and Arena Pharmaceuticals.  Dr. Nova holds a Ph.D. in Biochemistry from the University of California, Riverside and a B.S. in Biological Sciences from the University of California, Irvine.
About Exagen
Exagen (Nasdaq: XGN) is a leading provider of autoimmune diagnostic, prognostic, and monitoring testing solutions. Exagen is a patient focused, discovery driven organization built on the success of AVISE testing and is investing in its product pipeline to support patients throughout their autoimmune diagnosis and treatment journeys. The goal at Exagen is to assist patients, physicians, and payors by enabling precision medicine. Exagen is located in San Diego County with clinical and research and development laboratories in Vista, CA.

For more information, please visit Exagen.com and follow @ExagenInc on Twitter.
Forward-Looking Statements
Exagen cautions you that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. These statements are based on Exagen’s current beliefs and expectations. Such forward-looking statements include, but are not limited to, statements regarding: Exagen's goals and strategies; the potential utility and effectiveness of Exagen's services and testing solutions that are currently available or in its development pipeline; the expected benefits of Dr. Nova’s position with Exagen; and Exagen's potential growth and success and its ability to continue to grow and succeed. The inclusion of forward-looking statements should not be regarded as a representation by Exagen that any of its plans will be achieved. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in Exagen’s business, including, without limitation: the COVID-19 pandemic may continue to adversely affect its business, financial condition and results of operations, including as a result of slowdown in its operations as well as those of its suppliers and courier services, impeding patient movement and interruptions to healthcare services causing a decrease in test volumes, disruptions to the supply chain of material needed for its tests causing an increase in cost per test, its sales and commercialization activities and its ability to receive specimens and perform or deliver the results from its tests, delays in reimbursement and coverage decisions from Medicare and third-party payors and in interactions with regulatory authorities, and delays in ongoing and planned clinical trials involving its tests; Exagen’s commercial success depends upon attaining and maintaining significant market acceptance of its testing products and promoted therapeutics among rheumatologists, patients, third-party payors and others in the medical community; Exagen’s ability to successfully execute on its business strategies; third-party payors not providing coverage and adequate reimbursement for Exagen’s testing products or promoted therapeutics, including Exagen's ability to collect funds due; Exagen’s ability to obtain and maintain intellectual property protection for its testing products; regulatory developments affecting Exagen’s business; and other risks described in Exagen’s prior press releases and Exagen’s filings with the Securities and Exchange Commission ("SEC"), including under the heading “Risk Factors” in Exagen’s Annual Report on Form 10-K for the year ended December 31, 2021 and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Exagen undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.
Contacts:

Investors Relations
Exagen Inc.
Ryan Douglas
rdouglas@exagen.com
760.560.1525

Company
Exagen Inc.
Kamal Adawi, Chief Financial Officer
kadawi@exagen.com
760.477.5514